Exhibit 99.1

BIO-TECHNE DECLARES DIVIDEND

MINNEAPOLIS, November 3, 2026/PRNewswire/ -- Bio-Techne Corporation (NASDAQ: TECH) announced that its Board of Directors has decided to pay a dividend of $0.08 per share for the quarter ended September 30, 2026. The quarterly dividend will be payable November 23, 2026, to all common shareholders of record at the close of business on November 13, 2026, provided Bio-Techne’s previously announced transaction with Merck KGaA, Darmstadt, Germany has not closed on or before the close of business on November 13, 2026. Future cash dividends will be considered by the Board of Directors on a quarterly basis, as applicable.

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated over $1.2 billion in net sales in fiscal 2026 and has approximately 3,000 employees worldwide. For more information on Bio-Techne and its brands, please visit www.biotechne.com.

Forward-Looking Statements

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, including statements regarding the payment and timing of the quarterly dividend and the pending acquisition of Bio-Techne by Merck KGaA, Darmstadt, Germany. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including: the timing of completion of the pending transaction, including whether it is completed on or before the dividend record date; the satisfaction of the conditions to the pending transaction, including receipt of required shareholder and regulatory approvals; the effect of the announcement or pendency of the transaction on Bio-Techne’s business, operations and stock price; and the other factors described under “Risk Factors” in Bio-Techne’s Annual Report on Form 10-K for the fiscal year ended June 30, 2026 and its subsequent Quarterly Reports on Form 10-Q and other filings with the SEC.

For additional information concerning such factors, see the section titled “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Contact:	David Clair, Vice President, Investor Relations

David.Clair@bio-techne.com

612-656-4416